As filed with the Securities and Exchange Commission on August 24, 2016

Registration No. 333-212667

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ENCANA CORPORATION

(Exact name of Registrant as specified in its charter)

Canada

(Province or other jurisdiction of incorporation or organization)

Not Applicable

(I.R.S. Employer Identification Number, if applicable)

Suite 4400, 500 Centre Street SE

Calgary, Alberta, Canada T2P 2S5

(403) 645-2000

Attention: Corporate Secretary

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 590-9330

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Terence Trinh Encana Corporation Suite 4400, 500 Centre Street SE Calgary, Alberta, Canada T2P 2S5 (403) 645-2000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, N.Y. 10019-6064 (212) 373-3000	Chad C. Schneider Blake, Cassels & Graydon LLP 3500, 855 - 2nd Street S.W. Calgary, Alberta, Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a Registration Statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a Registration Statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (3) (5)
Debt Securities
Common Shares
Class A Preferred Shares
Subscription Receipts
Warrants
Units
Share Purchase Contracts
Share Purchase Units
Total	US$1,155,607,082	(4)	US$1,155,607,082	US$116,370

(1)

There are being registered under this Registration Statement such indeterminate number of debt securities, common shares, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts and share purchase units of the Registrant as shall have an aggregate initial offering price not to exceed US$1,155,607,082 (or its equivalent in any other currency used to denominate the securities).

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

The prospectus contained herein relates to an aggregate of US$6,000,000,000 of securities, including, pursuant to Rule 429 under the Securities Act, US$4,844,392,918 of unsold securities that were previously registered under the Registrant’s Registration Statement on Form F-10 (File No. 333-196927), initially filed on June 20, 2014.

(4)	The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement relates to Registration Statement 333-196927.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective.

Subject to completion, dated August 24, 2016

PROSPECTUS

Encana Corporation

US$6,000,000,000

Debt Securities

Common Shares

Class A Preferred Shares

Subscription Receipts

Warrants

Units

Share Purchase Contracts

Share Purchase Units

We may from time to time offer and sell our debentures, notes or other evidence of indebtedness of any kind, nature or description (collectively, “Debt Securities”), common shares, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts and share purchase units (collectively with the Debt Securities, the “Securities”) having an aggregate offering amount of up to US$6,000,000,000 (or the equivalent in other currencies). Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements. These Securities may be offered and sold in the United States and elsewhere where permitted by law. We will provide the specific terms of these Securities in supplements to this prospectus that will be delivered to purchasers together with this prospectus. Unless otherwise provided in a prospectus supplement relating to a series of Debt Securities, the Debt Securities will be our direct, unsecured and unsubordinated obligations and will be issued under a trust indenture. You should read this prospectus and any prospectus supplement carefully before you invest in the Securities.

Investment in the Securities involves certain risks that should be considered by a prospective purchaser. See “Risk Factors” on page 26 of this prospectus along with the risk factors described in the applicable prospectus supplement pertaining to the Securities and the other information contained in and incorporated by reference in this prospectus and in the applicable prospectus supplement before purchasing the Securities offered hereby. See “Where You Can Find More Information”.

We may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly or through agents. See “Plan of Distribution”. The prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by us in connection with the offering and sale of Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the public offering price, the proceeds to us, any fees, discounts or other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices.

Our common shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “ECA”. On August 23, 2016, the last trading day before the date of this prospectus, the closing price of the common shares on the TSX was C$13.18 per common share, and the closing price of the common shares on the NYSE was US$10.19 per common share. Unless otherwise specified in the applicable prospectus supplement, the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts and share purchase units will not be listed on any securities or stock exchange. There is no market through which the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts and share purchase units may be sold and purchasers may not be able to resell such securities purchased under this prospectus and the applicable prospectus supplement. This may affect the pricing of the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts and share purchase units in the secondary market, the transparency and availability of trading prices, the liquidity of the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts and share purchase units and the extent of our regulation. See “Risk Factors”.

Our registered and principal office is located at 4400, 500 Centre Street S.E., Calgary, Alberta T2P 2S5, Canada.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is                 , 2016.

ABOUT THIS PROSPECTUS

Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “Encana”, the “Corporation”, “we”, “us” and “our” mean Encana Corporation and its consolidated subsidiaries and partnerships.

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars, references to “dollars”, “$” or “US$” are to United States dollars and all references to “C$” are to Canadian dollars.

Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is determined using U.S. GAAP.

This prospectus is part of a Registration Statement on Form F-3 relating to the Securities that has been filed with the SEC. Under the Registration Statement, we may, from time to time, sell any combination of the Securities described in this prospectus in one or more offerings up to an aggregate offering amount of US$6,000,000,000. This prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering of Securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest in the Securities, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information”. This prospectus does not contain all of the information set forth in the Registration Statement we have filed with the SEC of which this prospectus forms a part, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the Registration Statement of which this prospectus forms a part and the exhibits to the Registration Statement for further information with respect to us and the Securities.

Certain disclosure of our reserves prepared in accordance with United States disclosure requirements is set forth in Appendix D to our AIF (as defined below) entitled “U.S. Protocol Disclosure of Reserves Data and Other Oil and Gas Information”.

This prospectus and the documents incorporated by reference in the prospectus contain, and a prospectus supplement may contain, disclosure respecting oil and natural gas liquids (“NGLs” and, together with oil and condensate, “liquids”) and “barrels of oil equivalent” or “BOE”. A conversion of natural gas volumes to BOE is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Given that the value ratio based on the current price of oil as compared to natural gas is significantly different from the energy equivalency of 6:1, utilizing a conversion on a 6:1 basis may be misleading as an indication of value, particularly if used in isolation.

The securities regulatory authorities in Canada have adopted National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulatory authorities, to disclose not only proved, probable and possible reserves but also resources, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves, possible reserves and resources are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves. We are required to disclose reserves in accordance with Canadian securities law requirements and the disclosure in the documents incorporated by reference in this prospectus includes reserves designated as probable reserves and possible reserves. The SEC definitions of proved, probable and possible reserves are different than the definitions contained in NI 51-101; therefore, proved, probable and possible reserves disclosed in the documents incorporated by reference into this prospectus in compliance with NI 51-101 may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others, but permits the optional disclosure of probable and possible reserves.

Moreover, as permitted by NI 51-101, we have determined and disclosed the estimated net present value of future net revenue from our reserves in our NI 51-101 compliant reserves disclosure using forecast prices and costs. The SEC requires that reserves and related future net revenue be estimated based on historical 12-month average prices, but permits the optional disclosure of revenue estimates based on different price and cost criteria, including standardized future prices or management’s own forecasts.

In addition, certain documents incorporated by reference in this prospectus contain estimates of contingent resources. The SEC does not permit the disclosure of contingent resources in reports filed with it by United States oil and gas reporting companies. Contingent resources are not, and should not be confused with, reserves. Additional information regarding these estimates can be found in our Supplemental Disclosure Document concerning our estimated reserves and economic contingent resources dated February 29, 2016, which is incorporated by reference in this prospectus. The contingent resource estimates provided in the documents incorporated by reference in this prospectus are estimates only. Actual contingent resources (and any volumes that may be reclassified as reserves) and future production from such contingent resources may be greater than or less than the estimates provided herein or in the documents incorporated by reference.

For additional information regarding the presentation of our reserves and other oil and gas information, including the primary differences between Canadian and U.S. reporting requirements, see the section entitled “Narrative Description of the Business – Reserves and Other Oil and Gas Information” in our AIF, which is incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with the Exchange Act, we also file reports with and furnish other information to the SEC. Under the multijurisdictional disclosure system adopted by Canada and the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read any document we file with or furnish to the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference room. Our filings are also electronically available from the SEC’s Electronic Document Gathering, Analysis, and Retrieval system (“EDGAR”), which can be accessed at www.sec.gov, as well as from commercial document retrieval services.

Additionally, we file documents with securities commissions or similar authorities in each of the provinces and territories of Canada. These documents are available through the internet on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”), which can be accessed at www.sedar.com.

Information on or connected to our website, even if referred to in documents incorporated by reference in the prospectus, do not constitute part of this prospectus.

The SEC allows us to incorporate by reference certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the SEC:

(a)

Our Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016, containing our (i) Annual Information Form dated February 29, 2016 (our “AIF”); (ii) audited annual consolidated financial statements as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, including the notes thereto and the auditor’s report thereon; and (iii) Management’s Discussion and Analysis for the year ended December 31, 2015 (our “2015 MD&A”);

(b)

Exhibits 99.1 and 99.2 to our Report on Form 6-K filed with the SEC on July 22, 2016, containing our (i) unaudited interim condensed consolidated financial statements as at and for the three and six-month periods ended June 30, 2016, including the notes thereto; and (ii) Management’s Discussion and Analysis for the six-month period ended June 30, 2016 (our “2016 Q2 MD&A”); and

(c)

Our Report on Form 6-K filed with the SEC on February 29, 2016, containing our Supplemental Disclosure Document relating to our estimated reserves and economic contingent resources dated February 29, 2016 (our “Supplemental Disclosure Document”).

We also incorporate by reference each of the following documents we file with the SEC after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold: (i) all annual reports on Form 40-F or Form 10-K; (ii) all quarterly reports on Form 10-Q; (iii) all current reports on Form 8-K; and (iv) those portions of any reports on Form 6-K that we indicate in such reports are to be deemed incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in the prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this prospectus modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes.

You may obtain a copy of any of any filings that are incorporated by reference into this prospectus, at no cost, by writing to or telephoning us at the following address:

Encana Corporation

4400, 500 Centre Street S.E.

Calgary, Alberta T2P 2S5

Canada

(403) 645-2000

Attention: Corporate Secretary

All shelf information permitted under applicable law to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. A prospectus supplement or prospectus supplements containing the specific terms for an issue of Securities will be delivered to purchasers of such Securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of such prospectus supplement but only for the purposes of the Securities issued thereunder.

FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated herein by reference contain certain forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation. In addition to the cautionary statement below, with respect to forward-looking statements contained in the documents incorporated by reference herein, prospective purchasers should refer to “Note Regarding Forward-Looking Statements” in our AIF and “Advisory – Forward-Looking Statements” in our 2015 MD&A and 2016 Q2 MD&A, as well as to similar sections of any documents incorporated by reference in this prospectus that are filed after the date hereof. Forward-looking statements include: statements regarding anticipated cash flow; anticipated cash and cash equivalents; expected proceeds from announced divestitures, use of proceeds therefrom, satisfaction of closing conditions and timing of closing; anticipated hedging and outcomes of risk management program; the projections and expectation of meeting the targets contained in the Corporation’s corporate guidance; growth in long-term shareholder value; anticipated oil, natural gas and natural gas liquids prices; expected future interest expense savings; anticipated future cost and operating efficiencies; the Corporation’s expectation to fund its commitments and obligations from cash flow and cash and cash equivalents; managing risk, including the impact of changes to the royalty structure; flexibility of capital spending plans; estimates of reserves and resources; expected production and product types; anticipated drilling, number of drilling rigs and the success thereof; anticipated drilling costs and cycle times; expected construction of compression and processing capacity; anticipated revenues and operating expenses; expansion of future midstream services; level of expenditures and impact of environmental legislation and changes in laws or regulations; adequacy of provisions for abandonment and site reclamation costs; financial flexibility and discipline, access to cash and cash equivalents and other methods of funding; the ability to meet financial obligations, manage debt and financial ratios, finance growth and compliance with financial covenants; ability to preserve balance sheet strength; impact to the Corporation as a result of a downgrade to its credit rating; access to the Corporation’s credit facility; planned annualized dividend and the declaration and payment of future dividends, if any; potential future discounts, if any, in connection with the Corporation’s dividend reinvestment program; statements with respect to future ceiling test impairments; the continued evolution of the Corporation’s resource play hub model to drive greater productivity and cost efficiencies while reducing its environmental footprint; statements with respect to the Corporation’s strategic objectives; the adequacy of the Corporation’s provision for taxes and legal claims; anticipated proceeds and future benefits from various joint venture, partnership and other agreements; and the possible impact and timing of accounting pronouncements, rule changes and standards.

Readers are cautioned against unduly relying on forward-looking statements which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: the Corporation’s ability to access its revolving credit facility; achieving average production as specified in the Corporation’s corporate guidance; availability of attractive hedges and enforceability of risk management program; effectiveness of the Corporation’s resource play hub model to drive productivity and efficiencies; results from innovations; the expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; access to transportation and processing facilities where Encana operates; the ability to satisfy certain closing conditions, the successful closing of, and the value of post-closing and other adjustments associated with announced divestitures; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, the benefits achieved and general industry expectations.

Risks and uncertainties that may affect these business outcomes include: the ability to generate sufficient cash flow to meet the Corporation’s obligations; risks inherent to closing announced divestitures on a timely basis or at all and adjustments that may reduce the expected proceeds and value to Encana; commodity price volatility; ability to secure adequate product transportation and potential pipeline curtailments; variability and discretion of Encana’s board of directors (the “Board of Directors”) to declare and pay dividends, if any; the timing and costs of well, facilities and pipeline construction; business interruption and casualty losses or unexpected technical difficulties; counterparty and credit risk; risk and effect of a downgrade in credit rating, including below an investment-grade credit rating, and its impact on access to capital markets and other sources of liquidity; fluctuations in currency and interest rates; assumptions inherent in the Corporation’s corporate guidance; failure to achieve anticipated results from cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations; risks associated with existing and potential future lawsuits and regulatory actions made against the Corporation; impact to the Corporation as a result of disputes arising with its partners, including the suspension by its partners of certain of their obligations and the inability to dispose of assets or interests in certain arrangements; the Corporation’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities of natural gas and liquids from resource plays and other sources not currently classified as proved, probable or possible reserves or economic contingent resources, including future net revenue estimates; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks described under “Risk Factors” in this prospectus and risks and uncertainties impacting Encana’s business as described from time to time in the Corporation’s annual report and management’s discussion and analysis incorporated by reference in this prospectus and in the Corporation’s other periodic filings with the SEC incorporated by reference in this prospectus.

Although the Corporation believes the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above and in the documents incorporated by reference herein are not exhaustive. Forward-looking statements are made as of the date of this document (or, in the case of a document incorporated by reference, the date of such document incorporated by reference) and, except as required by law, the Corporation undertakes no obligation to update publicly or revise any forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus are expressly qualified by these cautionary statements.

You should read carefully the risk factors described in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

ENCANA CORPORATION

Encana is a leading North American energy producer that is focused on developing its strong portfolio of diverse resource plays producing natural gas, oil and NGLs. Encana’s operations also include the marketing of natural gas, oil and NGLs. All of Encana’s reserves and production are located in North America.

Our registered and principal office is located at 4400, 500 Centre Street S.E., Calgary, Alberta T2P 2S5, Canada. Our common shares are listed and posted for trading on the TSX and on the NYSE under the symbol “ECA”.

CONSOLIDATED CAPITALIZATION

The following table summarizes our cash and cash equivalents and consolidated capitalization at June 30, 2016. You should read this table together with our unaudited interim condensed consolidated financial statements as at and for the three and six-month periods ended June 30, 2016.

As at June 30, 2016
Actual
(millions of dollars)
Cash and cash equivalents	$ 293

Current portion of long-term debt	$ -
Long-term debt	5,690
Shareholders’ equity:
Share capital	3,622
Paid in surplus	1,358
Accumulated other comprehensive income	1,134
Retained earnings (Accumulated deficit)	(1,207)

Total shareholders’ equity	4,907

Total capitalization	$ 10,597

There have been no material changes in the share and loan capital of Encana, on a consolidated basis, since June 30, 2016.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the Securities to finance capital expenditures, to reduce our outstanding indebtedness, to finance future acquisitions, or for general corporate purposes. The amount of net proceeds to be used for any such purpose will be described in an applicable prospectus supplement. We may invest funds that we do not immediately require in short-term marketable securities.

PRICE RANGE

Our common shares are listed and posted for trading on the TSX and NYSE under the symbol “ECA”. The following table sets forth the price range of our common shares as reported by the TSX and the NYSE for the periods indicated:

	TSX				NYSE
	High	Low	Close	Volume	High	Low	Close	Volume
	(C$ per share)			(millions)	(US$ per share)			(millions)
Annual

Year ended December 31, 2015	17.79	6.49	7.03	900.3	14.72	4.66	5.09	498.4
Year ended December 31, 2014	26.85	13.31	16.17	588.6	24.83	11.45	13.87	236.4
Year ended December 31, 2013	20.98	17.40	19.18	589.8	20.55	16.49	18.05	232.1
Year ended December 31, 2012	23.83	17.25	19.66	619.9	24.28	17.03	19.76	262.7
Year ended December 31, 2011	34.25	18.40	18.89	603.7	35.22	17.64	18.53	239.9

Quarterly

2016
Three-month period ended September 30, 2016 (through to and including August 23, 2016)	13.42	9.56	13.18	164.5	10.43	7.35	10.19	75.7
Three-month period ended June 30, 2016	11.47	7.41	10.05	410.7	9.03	5.63	7.79	185.6
Three-month period ended March 31, 2016	8.26	4.14	7.92	460.4	6.37	3.01	6.09	205.2

2015
Three-month period ended December 31, 2015	11.97	6.49	7.03	282.0	9.23	4.66	5.09	148.5
Three-month period ended September 30, 2015	13.94	7.44	8.59	252.6	11.09	5.55	6.44	140.0
Three-month period ended June 30, 2015	17.75	13.50	13.77	176.2	14.72	10.82	11.02	105.6
Three-month period ended March 31, 2015	17.79	13.50	14.14	189.6	14.36	10.54	11.15	104.4

2014
Three-month period ended December 31, 2014	24.41	13.31	16.17	182.6	21.74	11.45	13.87	91.1
Three-month period ended September 30, 2014	25.69	22.78	23.78	118.5	23.96	20.72	21.21	47.3
Three-month period ended June 30, 2014	26.85	23.21	25.28	135.0	24.83	21.10	23.71	50.5
Three-month period ended March 31, 2014	23.87	18.52	23.61	152.6	21.59	17.18	21.38	47.5

Monthly
August 1-23, 2016	13.42	10.01	13.18	75.1	10.43	7.59	10.20	35.2
July 2016	11.45	9.56	10.50	89.4	8.77	7.35	8.05	40.4
June 2016	11.47	9.46	10.05	120.7	9.03	7.22	7.79	54.8
May 2016	10.57	7.66	10.41	149.5	8.08	5.90	7.96	73.4
April 2016	9.98	7.41	9.60	140.5	7.93	5.64	7.66	57.4
March 2016	8.26	5.45	7.92	199.5	6.37	4.04	6.09	74.0
February 2016	6.71	4.14	5.85	148.1	4.91	3.01	4.29	72.3
January 2016	7.50	4.37	6.15	112.8	5.37	3.01	4.37	59.0
December 2015	11.29	6.49	7.03	109.2	8.45	4.66	5.09	51.4
November 2015	11.60	9.43	11.12	80.5	8.72	7.07	8.34	43.4
October 2015	11.97	8.63	9.95	92.3	9.23	6.52	7.63	53.6
September 2015	10.40	8.31	8.59	85.7	7.94	6.22	6.44	44.8
August 2015	9.97	7.44	9.83	91.4	7.66	5.55	7.44	47.4

DESCRIPTION OF DEBT SECURITIES

In this section only, “we”, “us”, “our” or “Encana” refer only to Encana Corporation without any of its subsidiaries or partnerships through which it operates. The following description describes certain general terms and provisions of the Debt Securities. We will provide the particular terms and provisions of a series of Debt Securities and a description of how the general terms and provisions described below may apply to that series in a supplement to this prospectus.

The Debt Securities will be issued under an indenture (the “Indenture”) dated November 14, 2011 and entered into between us and The Bank of New York Mellon, as “Trustee”. The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. The following is a summary of the Indenture which describes the material terms and provisions of the Debt Securities. However, it is the Indenture, and not this summary, that governs your rights as a holder of our Debt Securities. The Indenture has been filed with securities commissions or similar authorities in Canada and the SEC and is available on SEDAR and EDGAR, respectively. See “Where You Can Find More Information”. In addition, prospective investors should rely on information in the applicable prospectus supplement, which may provide information that is different from this prospectus. The Debt Securities of any series issued under the Indenture, including any series of Debt Securities issued pursuant to an applicable prospectus supplement, are referred to in this prospectus as the “Indenture Securities”.

We may, from time to time, issue debt instruments and incur additional indebtedness other than through the issuance of Debt Securities pursuant to this prospectus.

General

The Indenture does not limit the aggregate principal amount of Debt Securities (which may include debentures, notes and other evidences of indebtedness) that we may issue under the Indenture. It provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any foreign currency. The Indenture also permits us to increase the principal amount of any series of the Indenture Securities previously issued and to issue that increased principal amount. The applicable prospectus supplement will set forth the following terms and information relating to the Debt Securities being offered by us:

•	the specific designation and the aggregate principal amount of the Debt Securities of such series;

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the extent and manner, if any, to which payment on or in respect of our Debt Securities of such series will be senior or will be subordinated to the prior payment of our other liabilities and obligations;

•	the percentage or percentages of principal amount at which our Debt Securities of such series will be issued;

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the date or dates on which the principal of (and premium, if any, on) our Debt Securities of such series will be payable and the portion (if less than the principal amount) of the Debt Securities of such series to be payable upon a declaration of acceleration of maturity and/or the method by which such date or dates shall be determined or extended;

•	the rate or rates (whether fixed or variable) at which our Debt Securities of such series will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which any interest will be payable and the regular record dates for the payment of interest on our Debt Securities of such series in registered form;

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the place or places where the principal of (and premium, if any, and interest, if any, on) our Debt Securities will be payable, and each office or agency where our Debt Securities of such series may be presented for registration of transfer or exchange;

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if other than U.S. dollars, the currency in which our Debt Securities of such series are denominated or in which currency payment of the principal of (and premium, if any, and interest, if any, on) such Debt Securities of such series will be payable;

•	whether our Debt Securities of such series will be issuable in the form of one or more global securities and, if so, the identity of the depositary for the global securities;

•	any mandatory or optional redemption or sinking fund provisions;

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the period or periods, if any, within which, the price or prices at which, the currency in which and the terms and conditions upon which our Debt Securities of such series may be redeemed or purchased by us;

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the terms and conditions, if any, upon which you may redeem our Debt Securities of such series prior to maturity and the price or prices at which and the currency in which our Debt Securities of such series are payable;

•	any index used to determine the amount of payments of principal of (and premium, if any, or interest, if any, on) our Debt Securities of such series;

•	the terms, if any, on which our Debt Securities may be converted or exchanged for other of our Debt Securities or Debt Securities of other entities;

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any other terms of our Debt Securities of such series, including covenants and events of default which apply solely to a particular series of our Debt Securities being offered which do not apply generally to other Debt Securities, or any covenants or events of default generally applicable to our Debt Securities of such series which do not apply to a particular series of our Debt Securities;

•	if other than The Depository Trust Company, the person designated as the depositary for the Debt Securities of such series;

•	any applicable material Canadian and U.S. federal income tax consequences;

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whether and under what circumstances we will pay Additional Amounts (defined below under “Payment of Additional Amounts”) on the Debt Securities of such series in respect of certain taxes (and the terms of any such payment) and, if so, whether we will have the option to redeem the Debt Securities of such series rather than pay the Additional Amounts (and the terms of any such option);

•	whether the payment of our Debt Securities will be guaranteed by any other person; and

•	if other than denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof, the denominations in which any securities of the series shall be issuable.

Unless otherwise indicated in the applicable prospectus supplement, the Indenture does not afford holders of our Debt Securities the right to tender such Debt Securities to us in the event that we have a change in control.

Our Debt Securities may be issued under the Indenture bearing no interest or at a discount below their stated principal amount. The Canadian and U.S. federal income tax consequences and other special considerations applicable to any such discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes will be described in the prospectus supplement relating to the Debt Securities.

Ranking

Unless otherwise indicated in an applicable prospectus supplement, the Debt Securities issued under the Indenture will be unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. We conduct a substantial portion of our business through corporate and partnership subsidiaries. The Debt Securities will be structurally subordinated to all existing and future indebtedness and liabilities, including trade payables, of any of our corporate or partnership subsidiaries. See “Risk Factors — The Debt Securities will be effectively subordinated to certain indebtedness of our corporate and partnership subsidiaries and be subject to certain reorganization risk”.

Debt Securities in Global Form

The Depositary, Book-Entry and Settlement

A series of our Debt Securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for our Debt Securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of our Debt Securities to be represented by a global security will be described in a prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of our Debt Securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of our Debt Securities or by us if such Debt Securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants).

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of our Debt Securities represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of such series of our Debt Securities in definitive form.

Payments of Principal, Premium, if any, and Interest

Any payments of principal, premium, if any, and interest on global securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such Debt Securities. None of us, the Trustee or any paying agent for our Debt Securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Discontinuance of Depositary’s Services

If a depositary for a global security representing a particular series of our Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue such series of our Debt Securities in definitive form in exchange for a global security representing such series of our Debt Securities. In addition, we may at any time and in our sole discretion determine not to have a series of our Debt Securities represented by a global security and, in such event, will issue a series of our Debt Securities in definitive form in exchange for the global security representing such series of Debt Securities.

Debt Securities in Definitive Form

A series of our Debt Securities may be issued solely as registered securities in denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof or in such other denominations as may be set out in a prospectus supplement relating to any particular series.

An applicable prospectus supplement will indicate the places to register a transfer of our Debt Securities in definitive form. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of such Debt Securities, but we may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to:

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issue, register the transfer of or exchange any series of our Debt Securities during a period beginning at the opening of business 15 days before the day of selection for redemption of Debt Securities of that series and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any security, or portion thereof, called for redemption, except the unredeemed portion of any security being redeemed in part.

Unless otherwise indicated in the applicable prospectus supplement, payment of any interest will be made to the persons in whose name our Debt Securities are registered at the close of business on the day or days specified by us.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. The Indenture contains the full definition of all such terms. See “Where You Can Find More Information”.

“Consolidated Net Tangible Assets” means the total amount of assets of any person on a consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom:

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all current liabilities (excluding any indebtedness classified as a current liability and any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

•	all goodwill, trade names, trademarks, patents and other like intangibles; and

•	appropriate adjustments on account of minority interests of other persons holding shares of the Subsidiaries of such person,

in each case, as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of such person computed in accordance with GAAP.

“Current Assets” means assets which in the ordinary course of business are expected to be realized in cash or sold or consumed within 12 months.

“Facilities” means any drilling equipment, production equipment and platforms or mining equipment; pipelines, pumping stations and other pipeline facilities; terminals, warehouses and storage facilities; bulk plants; production, separation, dehydration, extraction, treating and processing facilities; gasification or natural gas liquefying facilities, flares, stacks and burning towers; natural gas distribution facilities, including equipment for delivery to end users; floatation mills, crushers and ore handling facilities; tank cars, tankers, barges, ships, trucks, automobiles, airplanes and other marine, automotive, aeronautical and other similar moveable facilities or equipment; computer systems and associated programs or office equipment; roads, airports, docks (including drydocks); reservoirs and waste disposal facilities; sewers; generating plants (including power plants) and electric lines; telephone and telegraph lines, radio and other communications facilities; townsites, housing facilities, recreation halls, stores and other related facilities; and similar facilities and equipment of or associated with any of the foregoing.

“Financial Instrument Obligations” means obligations arising under:

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interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a person relating to interest rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time;

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currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a person relating to currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

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commodity swap or hedging agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a person relating to one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time.

“GAAP” means generally accepted accounting principles in Canada which are in effect from time to time, unless the person’s most recent audited or quarterly financial statements are not prepared in accordance with generally accepted accounting principles in Canada, in which case GAAP shall mean generally accepted accounting principles in the United States in effect from time to time.

“Lien” means, with respect to any properties or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such properties or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Non-Recourse Debt” means indebtedness to finance the creation, development, construction or acquisition of properties or assets and any increases in or extensions, renewals or refinancings of such indebtedness, provided that the recourse of the lender thereof (including any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such indebtedness is limited in all circumstances to the properties or assets created, developed, constructed or acquired in respect of which such indebtedness has been incurred and to the receivables, inventory, equipment, chattels payable, contracts, intangibles and other assets, rights or collateral connected with the properties or assets created, developed, constructed or acquired and to which such lender has recourse.

“Permitted Liens” of any person at any particular time means:

•	Liens existing as of the date of the Indenture, or arising thereafter pursuant to contractual commitments entered into prior to such date;

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Liens on Current Assets given in the ordinary course of business to any financial institution or others to secure any indebtedness payable on demand or maturing (including any right of extension or renewal) within 12 months from the date such indebtedness is incurred;

•	Liens in connection with indebtedness, which, by its terms, is Non-Recourse Debt to us or any of our Subsidiaries;

•	Liens existing on property or assets at the time of acquisition (including by way of lease) by such person, provided that such Liens were not incurred in anticipation of such acquisition;

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Liens or obligations to incur Liens (including under indentures, trust deeds and similar instruments) on property or assets of another person existing at the time such other person becomes a Subsidiary of such person, or is liquidated or merged into, or amalgamated or consolidated with, such person or Subsidiary of such person or at the time of the sale, lease or other disposition to such person or Subsidiary of such person of all or substantially all of the properties and assets of such other person, provided that such Liens were not incurred in anticipation of such other person becoming a Subsidiary of such person;

•	Liens upon property or assets of whatsoever nature other than Restricted Property;

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Liens upon property, assets or facilities used in connection with, or necessarily incidental to, the purchase, sale, storage, transportation or distribution of oil or gas, or the products derived from oil or gas;

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Liens arising under partnership agreements, oil and natural gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, storage, transportation, distribution, gathering or processing of Restricted Property, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts (including security in respect of take or pay or similar obligations thereunder), area of mutual interest agreements, natural gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, which in each of the foregoing cases is customary in the oil and natural gas business, and other agreements which are customary in the oil and natural gas business, provided in all instances that such Lien is limited to the property or assets that are the subject of the relevant agreement;

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Liens on assets or property securing (i) all or any portion of the cost of acquisition (directly or indirectly), surveying, exploration, drilling, development, extraction, operation, production, construction, alteration, repair or improvement of all or any part of such assets or property, the plugging and abandonment of wells and the decommissioning or removal of structures or facilities located thereon, and the reclamation and clean-up of such properties, facilities and interests and surrounding lands whether or not owned by us or our Restricted Subsidiaries, (ii) all or any portion of the cost of acquiring (directly or indirectly), developing, constructing, altering, improving, operating or repairing any assets or property (or improvements on such assets or property) used or to be used in connection with such assets or property, whether or not located (or located from time to time) at or on such assets or property, (iii) indebtedness incurred by us or any of our Subsidiaries to provide funds for the activities set forth in clauses (i) and (ii) above, provided such indebtedness is incurred prior to, during or within two years after the completion of acquisition, construction or such other activities referred to in clauses (i) and (ii) above, and (iv) indebtedness incurred by us or any of our Subsidiaries to refinance indebtedness incurred for the purposes set forth in clauses (i) and (ii) above. Without limiting the generality of the foregoing, costs incurred after the date hereof with respect to clauses (i) or (ii) above shall include costs incurred for all facilities relating to such assets or property, or to projects, ventures or other arrangements of which such assets or property form a part or which relate to such assets or property, which facilities shall include, without limitation, Facilities, whether or not in whole or in part located (or from time to time located) at or on such assets or property;

•	Liens granted in the ordinary course of business in connection with Financial Instrument Obligations;

•	Purchase Money Mortgages;

•	Liens in favor of us or any of our Subsidiaries to secure indebtedness owed to us or any of our Subsidiaries; and

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any extension, renewal, alteration, refinancing, replacement, exchange or refunding (or successive extensions, renewals, alterations, refinancings, replacements, exchanges or refundings) of all or part of any Lien referred to in the foregoing clauses; provided, however, that (i) such new Lien shall be limited to all or part of the property or assets which was secured by the prior Lien plus improvements on such property or assets and (ii) the indebtedness, if any, secured by the new Lien is not increased from the amount of the indebtedness secured by the prior Lien then existing at the time of such extension, renewal, alteration, refinancing, replacement, exchange or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations, refinancings, replacements, exchanges or refundings.

“Purchase Money Mortgage” of any person means any Lien created upon any property or assets of such person to secure or securing the whole or any part of the purchase price of such property or assets or the whole or any part of the cost of constructing or installing fixed improvements thereon or to secure or securing the repayment of money borrowed to pay the whole or any part of such purchase price (including any lease payments) or cost of any vendor’s privilege or Lien on such property or assets securing all or any part of such purchase price or cost including title retention agreements and leases; provided that (i) the principal amount of money borrowed which is secured by such Lien does not exceed 100% of such purchase price or cost and any fees incurred in connection therewith, and (ii) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item.

“Restricted Property” means any oil, gas or mineral property of a primary nature located in the United States or Canada, and any facilities located in the United States or Canada directly related to the mining, processing or manufacture of hydrocarbons or minerals, or any of the constituents thereof, or the derivatives therefrom, and includes Voting Shares or other interests of a corporation or other person which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Restricted Property, (ii) any property which, in the opinion of our Board of Directors, is not materially important to the total business conducted by us and our Subsidiaries as an entirety or (iii) any portion of a particular property which, in the opinion of our Board of Directors, is not materially important to the use or operation of such property.

“Restricted Subsidiary” means any Subsidiary of ours which owns Restricted Property which assets represent not less than the greater of (i) 5% of our Consolidated Net Tangible Assets and (ii) $100,000,000 (or the equivalent thereof in any other currency), excluding however any Subsidiary if the amount of our share of the Shareholders’ Equity therein does not at the time exceed 2% of our Shareholders’ Equity.

“Shareholders’ Equity” means the aggregate amount of shareholders’ equity (including but not limited to share capital, contributed surplus and retained earnings) of a person as shown on the most recent annual audited or unaudited interim consolidated balance sheet of such person and computed in accordance with GAAP.

“Subsidiary” of any person means, on any date, any corporation or other person of which Voting Shares or other interests carrying more than 50% of the voting rights attached to all outstanding Voting Shares or other interests are owned, directly or indirectly, by or for such person or one or more Subsidiaries thereof.

“Voting Shares” means shares of any class of any corporation carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such an event, or solely because the right to vote may not be exercisable under the charter of the corporation.

Covenants

Limitation on Liens

The Indenture provides that so long as any Indenture Securities are outstanding and subject to the provisions of the Indenture, we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or otherwise have outstanding any Lien securing any indebtedness for borrowed money or interest thereon (or any liability of ours or such Restricted Subsidiaries under any guarantee or endorsement or other instrument under which we or such Restricted Subsidiaries are contingently liable, either directly or indirectly, for borrowed money or interest thereon), other than Permitted Liens, without also simultaneously or prior thereto securing, or causing such Restricted Subsidiaries to secure, indebtedness under the Indenture so that the Indenture Securities are secured equally and ratably with or prior to such other indebtedness, except that we and our Restricted Subsidiaries may incur a Lien to secure indebtedness for borrowed money without securing the Indenture Securities if, after giving effect thereto, the principal amount of indebtedness for borrowed money secured by Liens created, incurred or assumed after the date of the Indenture and otherwise prohibited by the Indenture does not exceed 10% of our Consolidated Net Tangible Assets.

Notwithstanding the foregoing, transactions such as the sale (including any forward sale) or other transfer of (i) oil, gas, minerals or other resources of a primary nature, whether in place or when produced, for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money or a specified rate of return (however determined), or a specified amount of such oil, gas, minerals, or other resources of a primary nature, or (ii) any other interest in property of the character commonly referred to as a “production payment”, will not constitute a Lien and will not result in us or a Restricted Subsidiary of ours being required to secure the Indenture Securities.

Consolidation, Amalgamation, Merger and Sale of Assets

We shall not consolidate or amalgamate with or merge into or enter into any statutory arrangement with any other corporation, partnership or trust or convey, transfer or lease all or substantially all our properties and assets to any person, unless:

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the entity formed by or continuing from such consolidation or amalgamation or into which we are merged or with which we enter into such statutory arrangement or the person which acquires or leases all or substantially all of our properties and assets is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia or the laws of Canada or any province or territory thereof, or, if such consolidation, amalgamation, merger, statutory arrangement or other transaction would not impair the rights of the holders of the Indenture Securities, in any other country, provided that if such successor entity is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, or the laws of Canada or any province or territory thereof, the successor entity assumes our obligations under the Indenture Securities and the Indenture to pay Additional Amounts, with the name of such successor jurisdiction being included in addition to Canada in each place that Canada appears in “— Payment of Additional Amounts” and “— Tax Redemption” below;

•	the successor entity expressly assumes or assumes by operation of law all of our obligations under the Indenture Securities and under the Indenture;

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immediately before and after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

In addition, notwithstanding anything in the Indenture, we may consolidate or amalgamate with or merge into or enter into a statutory arrangement with any direct or indirect wholly-owned Subsidiary and may convey, transfer or lease all or substantially all of our properties and assets to any direct or indirect wholly-owned Subsidiary without complying with the above provisions in a transaction or series of transactions in which we retain all of our obligations under and in respect of all outstanding Indenture Securities (hereinafter a “Permitted Reorganization”) provided that on or prior to the date of the Permitted Reorganization we deliver to the Trustee an officer’s certificate confirming that, as of the date of the Permitted Reorganization:

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substantially all of our unsubordinated and unsecured indebtedness for borrowed money which ranked pari passu with the then outstanding Indenture Securities immediately prior to the Permitted Reorganization will rank no better than pari passu with the then outstanding Indenture Securities after the Permitted Reorganization; for certainty, there is no requirement for any such other indebtedness to obtain or maintain similar ranking to the then outstanding Indenture Securities and such other indebtedness may be structurally subordinated or otherwise subordinated to the then outstanding Indenture Securities; or

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at least two of our then current rating agencies (or if only one rating agency maintains ratings in respect of the Indenture Securities at such time, that one rating agency) have affirmed that the rating assigned by them to the Indenture Securities shall not be downgraded as a result of the Permitted Reorganization.

If, as a result of any such transactions referred to above, any of our or our Restricted Subsidiaries’ Restricted Properties become subject to a Lien, then, unless such Lien could be created pursuant to the Indenture provisions described under the “Limitation on Liens” covenant above without equally and ratably securing the Indenture Securities, we, simultaneously with or prior to such transaction, will secure, or cause the applicable Restricted Subsidiary to secure, the Indenture Securities to be secured equally and ratably with or prior to the indebtedness secured by such Lien.

Payment of Additional Amounts

Unless otherwise specified in the applicable prospectus supplement, all payments made by or on behalf of us under or with respect to any series of the Indenture Securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Canadian Taxes”), unless we are required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If we are so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Indenture Securities, we will pay to each holder of such Indenture Securities as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such holder (including the Additional Amounts) after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to an Indenture Securities holder (such holder, an “Excluded Holder”) in respect of the beneficial owner thereof:

•	with which we do not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time the amount is paid or payable;

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which is subject to such Canadian Taxes by reason of the Indenture Securities holder being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Indenture Securities or the receipt of payments thereunder; or

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which is subject to such Canadian Taxes by reason of the Indenture Securities holder’s failure to comply with any certification, identification, information, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes.

In addition, Additional Amounts will not be payable if the beneficial owner of, or person ultimately entitled to obtain an interest in, such Indenture Securities is not the sole beneficial owner of such payments, or is a fiduciary or partnership, to the extent that any beneficial owner, beneficiary or settlor with respect to such fiduciary or any partner or member of such partnership would not have been entitled to such Additional Amounts with respect to such payments had such beneficial owner, beneficiary, settlor, partner or member received directly its beneficial or distributive shares of such payments. In addition, Additional Amounts will not be payable with respect to any Canadian Taxes which are payable otherwise than by withholding from payments of, or in respect of, principal of, or interest on, the Indenture Securities.

We will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

We will furnish to the holders of the Indenture Securities, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by us.

We will indemnify and hold harmless each holder of Indenture Securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount (excluding any Additional Amounts that have previously been paid by us with respect thereto) of:

•	the payment of any Canadian Tax, together with any interest, penalties and reasonable expenses in connection therewith; and

•	any Canadian Taxes imposed with respect to any reimbursement under the preceding clause, but excluding any such Canadian Taxes on such holder’s net income.

In any event, no Additional Amounts or indemnity amounts will be payable in excess of Additional Amounts or the indemnity amounts which would be required if the holder and beneficial owner of Indenture Securities was a resident of the United States for purposes of the Canada-U.S. Income Tax Convention (1980), as amended.

Wherever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, or any other amount payable under or with respect to an Indenture Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Tax Redemption

Unless otherwise specified in the applicable prospectus supplement, a series of the Indenture Securities will be subject to redemption at any time, in whole and not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if:

•

as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the later of (i) the date specified in the applicable prospectus supplement or (ii) if applicable, the date a person organized in a jurisdiction other than Canada or the United States becomes our successor pursuant to the consolidation covenant of the Indenture described above under “ — Covenants — Consolidation, Amalgamation, Merger and Sale of Assets”, we or our successor reasonably determines that we or our successor have or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any Indenture Security of such series as described under “ — Payment of Additional Amounts”; or

•

on or after the later of (i) the date specified in the applicable prospectus supplement or (ii) if applicable, the date a person organized in a jurisdiction other than Canada or the United States becomes our successor pursuant to the consolidation covenant of the Indenture, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in Canada, or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to us, or our successor, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to us of legal counsel of recognized standing, will likely result in us or our successor becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any Indenture Security of such series;

and, in any such case, we, or our successor, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us or our successor.

In the event that we elect to redeem a series of the Indenture Securities pursuant to the provisions set forth in the preceding paragraph, we shall deliver to the Trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem such series of the Indenture Securities pursuant to their terms.

Notice of intention to redeem such series of the Indenture Securities will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

We will furnish to the Trustee, within 30 days after we file them with or furnish them to the SEC, copies, which may be in electronic format, of our annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to provide the Trustee:

•	within 140 days after the end of each fiscal year, the information required to be contained in annual reports on Form 20-F, Form 40-F or Form 10-K as applicable (or any successor form); and

•

within 65 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be contained in reports on Form 6-K (or any successor form) which, regardless of applicable requirements shall, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not we have any of our securities listed on such exchange. Such information will be prepared in accordance with Canadian disclosure requirements and GAAP, to the extent permitted by the rules and regulations of the SEC, provided, however, that we shall not be obligated to file such report with the SEC if the SEC does not permit such filings.

Events of Default

The following are summaries of events of default under the Indenture with respect to any series of the Indenture Securities:

•	default in the payment of any interest on any Indenture Security of that series when such interest becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of (or premium, if any, on), any Indenture Security of that series when it becomes due and payable;

•

default in the performance, or breach, of any of our covenants or warranties in the Indenture in respect of the Indenture Securities of that series (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with elsewhere in the Indenture), and continuance of such default or breach for a period of 60 days after receipt by us of written notice to us, specifying such default or breach, by the Trustee or by the holders of at least 25% in principal amount of all outstanding Indenture Securities of any series affected thereby;

•

if an event of default (as defined in any indenture or instrument under which we or one of our Restricted Subsidiaries has at the time of the Indenture or shall thereafter have outstanding any indebtedness for borrowed money) shall happen and be continuing, or we or any of our Restricted Subsidiaries shall have failed to pay principal amounts with respect to such indebtedness at maturity and such event of default or failure to pay shall result in such indebtedness being declared due and payable or otherwise being accelerated, in either event so that an amount in excess of the greater of US$200,000,000 and 2% of our Shareholders’ Equity shall be or become due and payable upon such declaration or otherwise accelerated prior to the date on which the same would otherwise have become due and payable (the “accelerated indebtedness”), and such acceleration shall not be rescinded or annulled, or such event of default or failure to pay under such indenture or instrument shall not be remedied or cured, whether by payment or otherwise, or waived by the holders of such accelerated indebtedness, then (i) if the accelerated indebtedness shall be as a result of an event of default which is not related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, it shall not be considered an event of default for purposes of the Indenture until 30 days after such indebtedness has been accelerated, or (ii) if the accelerated indebtedness shall occur as a result of such failure to pay principal or interest or as a result of an event of default which is related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, then (A) if such accelerated indebtedness is, by its terms, Non-Recourse Debt to us or our Restricted Subsidiaries, it shall not be considered an event of default for purposes of the Indenture; or (B) if such accelerated indebtedness is recourse to us or our Restricted Subsidiaries, any requirement in connection with such failure to pay or event of default for the giving of notice or the lapse of time or the happening of any further condition, event or act under such other indenture or instrument in connection with such failure to pay principal or an event of default shall be applicable together with an additional seven days before being considered an event of default for purposes of the Indenture;

•

the entry of a decree or order by a court having jurisdiction in the premises adjudging us a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of us under the Bankruptcy and Insolvency Act (Canada) (the “Bankruptcy Act”), the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) or any other applicable insolvency law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or of any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

•

the institution by us of proceedings to be adjudicated a bankrupt or insolvent, or the consent by us to the institution of bankruptcy or insolvency proceedings against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Act, the CCAA or any other applicable insolvency law, or the consent by us to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors, or the admission by us in writing of our inability to pay our debts generally as they become due; or

•	any other events of default provided with respect to Indenture Securities of that series.

If an event of default under the Indenture occurs and is continuing with respect to any series of the Indenture Securities, then and in every such case the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Indenture Securities of such affected series may, subject to any subordination provisions thereof, declare the entire principal amount (or, if the Indenture Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all Indenture Securities of such series and all accrued and unpaid interest thereon to be immediately due and payable. However, at any time after a declaration of acceleration with respect to any series of the Indenture Securities has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Indenture Securities of that series, by written notice to us and the Trustee under certain circumstances, may rescind and annul such acceleration.

Reference is made to the applicable prospectus supplement or supplements relating to each series of the Indenture Securities which are original issue discount Debt Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of any event of default and the continuation thereof.

Subject to certain limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding Indenture Securities of all series affected by an event of default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Indenture Securities of all series affected by such event of default.

No holder of an Indenture Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the Trustee written notice of a continuing event of default with respect to the Indenture Securities of such series affected by such event of default;

•

the holders of at least 25% in aggregate principal amount of the outstanding Indenture Securities of such series affected by such event of default have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; and

•

the Trustee has failed to institute such proceeding, and has not received from the holders of a majority or more in aggregate principal amount of the outstanding Indenture Securities of such series affected by such event of default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of an Indenture Security for the enforcement of payment of the principal of or any premium or interest on such Indenture Security on or after the applicable due date specified in such Indenture Security.

We will annually furnish to the Trustee a statement by certain of our officers as to whether or not we, to the best of their knowledge, are in compliance with all conditions and covenants of the Indenture and, if not, specifying all such known defaults.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, the Indenture provides that, at our option, we will be discharged from any and all obligations in respect of the outstanding Indenture Securities of any series upon irrevocable deposit with the Trustee, in trust, of money and/or government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered accountants (as evidenced by an officer’s certificate delivered to the Trustee) to pay the principal of (and premium, if any, and each instalment of interest, if any, on) the outstanding Indenture Securities of such series (hereinafter referred to as a “defeasance”) (except with respect to the authentication, transfer, exchange or replacement of the Indenture Securities or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things:

•

we have delivered to the Trustee an opinion of counsel in the United States stating that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the outstanding Indenture Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•

we have delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency (the “CRA”) (or successor agency) to the effect that the holders of the outstanding Indenture Securities of such series should not recognize income, gain or loss for Canadian federal or provincial income tax purposes as a result of such defeasance and should be subject to Canadian federal or provincial income tax on the same amounts, in the same manner and at the same times as would have been the case had such defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Indenture Securities of such series include holders who are not resident in Canada);

•

no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; and

•	we are not an “insolvent person” within the meaning of the Bankruptcy Act on the date of such deposit or at any time during the period ending on the 91st day following such deposit.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option described in the following paragraph if we meet the conditions described in the preceding sentence at the time we exercise the defeasance option.

The Indenture provides that, at our option, unless and until we have exercised our defeasance option described in the preceding paragraph, we may omit to comply with the “Limitation on Liens” covenant, certain aspects of the “Consolidation, Amalgamation, Merger and Sale of Assets” covenant and certain other covenants and such omission shall not be deemed to be an event of default under the Indenture and the outstanding Indenture Securities upon irrevocable deposit with the Trustee, in trust, of money and/or government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered accountants (as evidenced by an officer’s certificate delivered to the Trustee) to pay the principal of (and premium, if any, and each installment of interest, if any, on) the outstanding Indenture Securities (hereinafter referred to as “covenant defeasance”). If we exercise our covenant defeasance option, the obligations under the Indenture other than with respect to such covenants and the events of default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things:

•

we have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Indenture Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

we have delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of the outstanding Indenture Securities should not recognize income, gain or loss for Canadian federal or provincial income or other tax purposes as a result of such covenant defeasance and should be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such covenant defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Indenture Securities include holders who are not resident in Canada);

•

no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; and

•	we are not an “insolvent person” within the meaning of the Bankruptcy Act on the date of such deposit or at any time during the period ending on the 91st day following such deposit.

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Indenture Securities of each series issued under the Indenture affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Indenture Security of such affected series:

•	change the stated maturity of the principal of (or premium, if any), or any installment of interest, if any, on any Indenture Security;

•	reduce the principal amount of (or premium, if any, or interest, if any, on) any Indenture Security;

•	reduce the amount of principal of an Indenture Security payable upon acceleration of the maturity thereof;

•	change the place of payment;

•	change the currency of payment of principal of (or premium, if any, or interest, if any, on) any Indenture Security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Indenture Security;

•

reduce the percentage of principal amount of outstanding Indenture Securities of such series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority in principal amount of the outstanding Indenture Securities of any series may on behalf of the holders of all Indenture Securities of that series waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of outstanding Indenture Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any, and interest, if any, on) any Indenture Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of that series.

The Indenture or the Indenture Securities may be amended or supplemented, without the consent of any holder of such Indenture Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Indenture Securities.

Consent to Jurisdiction and Service

Under the Indenture, we irrevocably appoint CT Corporation System, 111 – 8th Avenue, New York, New York, 10011 as our authorized agent for service of process in any suit or proceeding arising out of or relating to our Debt Securities or the Indenture and for actions brought under federal or state securities laws in any federal or state court located in New York, New York and irrevocably submit to the non-exclusive jurisdiction of any such court.

Governing Law

Our Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since many of our assets, as well as many of the assets of some of our officers and directors, are outside the United States, any judgment obtained in the United States against us or certain of our officers or directors, including judgments with respect to the payment of principal on any Debt Securities, may not be collectible within the United States.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

The following sets forth the terms and provisions of our existing capital. The particular terms and provisions of the common shares and/or Class A preferred shares offered by a prospectus supplement and the extent to which these general terms and provisions apply will be described in such prospectus supplement. Our authorized capital consists of an unlimited number of common shares and Class A preferred shares limited to a number equal to not more than 20 percent of the issued and outstanding number of common shares at the time of the issuance. As at August 23, 2016, approximately 849.9 million common shares were issued and outstanding, and no Class A preferred shares were outstanding. All of our shares have no par value.

Common Shares

The following description is subject to, and qualified by reference to, the terms and provisions of Encana’s articles and by-laws.

The holders of common shares are entitled to receive notice of and to attend all meetings of shareholders and are entitled to one vote per common share held at all such meetings, except at separate meetings of or on separate votes by the holders of another class or series of shares of the Corporation. Holders of common shares are also entitled to receive dividends if, as and when declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the common shares will, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of common shares, be entitled to participate rateably in any distribution of the assets of Encana.

The transfer agent and registrar for the common shares is CST Trust Company.

Class A Preferred Shares

Class A preferred shares may be issued in one or more series. The Board of Directors shall fix the number of shares in each series and may determine the designation, rights, privileges, restrictions and conditions attached to each series of Class A preferred shares before the issue of such series. The Class A preferred shares are entitled to priority over the common shares of the Corporation with respect to redemption, the payment of dividends, the return of capital and the distribution of assets of the Corporation in the event of the liquidation, dissolution or winding up of the Corporation’s affairs. Each Class A preferred share will have certain restrictions, including that holders are not entitled to vote at any meeting of the shareholders of the Corporation, but may be entitled to vote if the Corporation fails to pay a certain number of dividends on that series of Class A preferred shares, and Class A preferred shares may, if applicable, only be convertible into another series of Class A preferred shares (and not common shares of the Corporation).

The specific terms of a series of Class A preferred shares as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. Thus, the statements made in this section may not apply to a particular series of Class A preferred shares.

Corporate Governance

Objects and Purposes of the Corporation

Encana is incorporated under the Canada Business Corporations Act (the “CBCA”). Encana’s articles place no restrictions on the Corporation’s objects and purposes.

Directors

A director who is, in any way, directly or indirectly interested in a proposed material contract or material transaction, must disclose the nature and extent of such interest to Encana in accordance with the provisions of the CBCA. Subject to certain exceptions set out in the CBCA, a director shall not vote in respect of any material contract or material transaction with Encana in which such director has an interest.

The remuneration of the directors is from time to time determined by the Board of Directors, acting upon the recommendation of the Corporation’s Human Resources and Compensation Committee (the “HRC Committee”). The HRC Committee is comprised entirely of independent directors.

Pursuant to our by-laws and subject to the provisions of the CBCA, the Board of Directors may: (a) borrow money upon the credit of the Corporation, (b) issue, reissue, sell, pledge or hypothecate debt obligations of the Corporation, (c) give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, or give financial assistance to any person on behalf of the Corporation by means of loan, guarantee or otherwise, and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation. The Board of Directors may, by resolution, delegate the powers referred to in this section to one or more director or officer of the Corporation as specified in our by-laws.

Encana’s articles and by-laws contain no provisions with respect to the retirement of a director or the non-retirement of a director under an age requirement. The Board of Directors has a Director Retirement Policy which provides that, except in exceptional circumstances, directors may not stand for re-election upon reaching age 71.

Redemption Provisions, Sinking Fund Provisions, Liability to Further Capital Calls and Discrimination

There are no redemption provisions or sinking fund provisions attached to any class of shares of the Corporation. There is no liability to further capital calls by the company provision attached to the shares of the Corporation. There are no provisions discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares, attached to any class of shares of the Corporation.

Meetings of Shareholders

Under the CBCA, an annual general meeting (“AGM”) of shareholders must be held once every fiscal year, within 15 months of the previous AGM, but no later than six months after the end of the Corporation’s preceding fiscal year. We must give our shareholders written notice of the time and place of an AGM not less than 21 days and not more than 60 days before the date of the AGM. For the purpose of determining shareholders entitled to receive notice of, and to vote at, an AGM, the directors may fix in advance a date as the record date for such determination, but such record date shall not proceed by more than 60 days or by less than 21 days the date of the AGM.

Under the CBCA, our directors may, whenever they think fit, convene a meeting of shareholders, other than an AGM, at any time.

Under the CBCA, a shareholder meeting may also be called by one or more shareholders of the Corporation so long as such shareholders own not less than 5% of the issued and outstanding shares of the Corporation. After receiving such requisition, our directors must, subject to certain exceptions set out in the CBCA, call a shareholder meeting to transact the business stated in the requisition. If our directors do not call such meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting.

Pursuant to our by-laws, the only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors, the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the CBCA, our articles or by-laws to be present. Any other person may be admitted with the consent of the meeting or of the chairman of the meeting.

Share Transfers

Our articles and by-laws do not contain any restrictions on transfers of our shares.

No Limitation on Foreign Ownership

There are no limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights associated with our common shares.

Change in Control

There are no provisions in our articles or by-laws that would have the effect of delaying, deferring or preventing a change in control of the Corporation, and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Corporation.

The CBCA does not contain any provisions that would have the effect of delaying, deferring or preventing a change of control of the Corporation.

The Corporation has an amended and restated shareholder rights plan (the “Plan”) that was adopted to ensure, to the extent possible, that any take-over bid for the Corporation’s securities is conducted in accordance with Canadian take-over bid rules, which allows all shareholders of the Corporation to benefit from the acquisition of a control position of 20 percent or more of the common shares and also allows the Board of Directors to have sufficient time to explore and develop all options for maximizing shareholder value in the event a person tries to acquire a control position in Encana. The Plan creates a right that attaches to each present and subsequently issued common share. Until the separation time, which typically occurs at the time of an unsolicited take-over bid, whereby a person acquires or attempts to acquire 20 percent or more of Encana’s common shares, the rights are not separable from the common shares, are not exercisable and no separate rights certificates are issued. Each right entitles the holder, other than the 20 percent acquirer, from and after the separation time and before certain expiration times, to acquire one common share at 50 percent of the market price at the time of exercise. The Plan was amended, reconfirmed and approved at an annual meeting of shareholders held on May 3, 2016.

Ownership Threshold

There are no provisions in our articles, by-laws or in the CBCA governing the threshold above which shareholder ownership must be disclosed.

Changes in the Capital of the Corporation

There are no conditions imposed by our by-laws which are more stringent than those required by the CBCA.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

Subscription receipts may be offered separately or together with common shares and/or other securities of Encana, including warrants. The subscription receipts will be issued under one or more subscription receipt agreements that will be entered into by Encana and an escrow agent at the time of issuance of the subscription receipts.

A subscription receipt will entitle the holder thereof to receive a common share and/or other securities of Encana, for no additional consideration, upon the completion of a particular transaction or event, typically an acquisition of the assets or securities of another entity by Encana or one or more of its subsidiaries. The subscription proceeds from an offering of subscription receipts will be held in escrow by an escrow agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). Holders of subscription receipts will receive common shares and/or other securities of Encana upon the completion of the particular transaction or event or, if the transaction or event does not occur by the termination time, a return of the subscription funds for their subscription receipts together with any interest or other income earned thereon, as determined by the terms of the applicable escrow.

Holders of subscription receipts are not shareholders of Encana. The particular terms and provisions of subscription receipts offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such subscription receipts. This description will include, where applicable: (i) the number of subscription receipts offered; (ii) the price at which the subscription receipts will be offered; (iii) the terms, conditions and procedures pursuant to which the holders of subscription receipts will become entitled to receive common shares and/or other securities of Encana; (iv) the number of common shares and/or other securities of Encana that may be obtained upon exercise of each subscription receipt; (v) the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each such security; (vi) the terms relating to the holding and release of the gross proceeds from the sale of the subscription receipts plus any interest and income earned thereon; (vii) the material income tax consequences of owning, holding and disposing of the subscription receipts; and (viii) any other material terms and conditions of the subscription receipts including, without limitation, transferability and adjustment terms and whether the subscription receipts will be listed on a stock exchange.

DESCRIPTION OF WARRANTS

Warrants will typically be offered with common shares, with such securities often referred to collectively as a “unit”, but may be offered with subscription receipts or separately or together with other Securities and may be attached to or separate from other Securities. The warrants either will be issued under a warrant indenture or agreement that will be entered into by Encana and a trustee or warrant agent at the time of issuance of the warrants or will be represented by warrant certificates issued by Encana.

Holders of warrants are not shareholders of Encana. The particular terms and provisions of warrants offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such warrants. This description will include, where applicable: (i) the title or designation of the warrants; (ii) the number of warrants offered; (iii) the number of common shares and/or other securities of Encana purchasable upon exercise of the warrants and the procedures for exercise; (iv) the exercise price of the warrants; (v) the dates or periods during which the warrants are exercisable and when they expire; (vi) the designation and terms of any other securities with which the warrants will be offered, if any, and the number of warrants that will be offered with each such security; (vii) the material income tax consequences of owning, holding and disposing of the warrants; and (viii) any other material terms and conditions of the warrants including, without limitation, transferability and adjustment terms and whether the warrants will be listed on a stock exchange.

DESCRIPTION OF UNITS

Encana may issue units comprised of one or more of the other Securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each Security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a unit is issued may provide that the Securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable: (i) the designation and terms of the units and of the Securities comprising the units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the Securities comprising the units; (iii) whether the units will be issued in fully registered or global form; and (iv) any other material terms and conditions of the units.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

Encana may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of common shares or Class A preferred shares, as applicable, at a future date or dates, and including by way of instalment. The price per common share or Class A preferred share and the number of common shares or Class A preferred shares, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula or method set forth in the share purchase contracts. Share purchase contracts will require the purchase price to be paid either at the time share purchase contracts are issued or at a specified future date. We may issue share purchase contracts in accordance with applicable laws and in such amounts and in as many distinct series as we may determine. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The share purchase contracts may be issued separately or as part of units, which are referred to in this prospectus as “share purchase units”, consisting of a share purchase contract and beneficial interests in Debt Securities, Class A preferred shares, or other securities of Encana, securing the holders’ obligations to purchase the common shares or Class A preferred shares under the share purchase contracts.

Holders of share purchase contracts or share purchase units are not shareholders of Encana. The particular terms and provisions of share purchase contracts or share purchase units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such share purchase contracts or share purchase units. This description will include, where applicable: (i) whether the holder is obligated to purchase or sell, or both purchase and sell, common shares or Class A preferred shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts; (ii) whether the share purchase contracts or share purchase units are to be prepaid or not or paid in instalments; (iii) any conditions upon which the purchase or sale will be contingent and the consequences if such conditions are not satisfied; (iv) whether settlement will be by delivery, or by reference or linkage to the value or performance of common shares or Class A preferred shares; (v) any acceleration, cancellation, termination or other provisions relating to the settlement; (vi) the date or dates on which the sale or purchase must be made, if any; (vii) whether the share purchase contracts or share purchase units will be issued in fully registered or global form; (viii) the material income tax consequences of owning, holding and disposing; and (ix) any other material terms and conditions including, without limitation, transferability and adjustment terms and whether the share purchase contracts or share purchase units will be listed on a stock exchange.

RISK FACTORS

In addition to the risk factors set forth below, additional risk factors relating to our business are discussed in our annual report and our management’s discussion and analysis, which risk factors are incorporated herein by reference. Prospective purchasers of the Securities should consider carefully the risk factors set forth below as well as the other information contained in and incorporated by reference in this prospectus and in the applicable prospectus supplement before purchasing the Securities offered hereby. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations or cash flows, or your investment in the Securities could be materially adversely affected.

The common shares may be subject to price and volume fluctuations, and the market price for the common shares following an offering may drop below the offering price.

In recent years, securities markets – and particularly securities of oil and gas industry participants – have experienced considerable price and volume volatility, which may have been unrelated to the operating performance of the affected companies. The market price of publicly traded stock, including our common shares, is affected by many variables, including the strength of the economy generally, commodity prices, the availability and attractiveness of alternative investments and the breadth of the public market for the stock. The effect of these and other factors on the market price of securities on the stock exchanges on which we trade suggests that the trading price of the common shares may continue to be volatile. These fluctuations may affect the price of the common shares following an offering, and the market price of the common shares may drop below the offering price. As a result of this volatility, you may not be able to sell your common shares at or above the offering price.

The decision to pay dividends and the amount of such dividends is subject to the discretion of Encana’s Board of Directors based on numerous factors and may vary from time to time.

Although Encana currently intends to pay quarterly cash dividends to its shareholders, these cash dividends may be reduced or suspended. The amount of cash available to Encana to pay dividends, if any, can vary significantly from period to period for a number of reasons, including, among other things: Encana’s operational and financial performance; fluctuations in the realized prices for, and costs to produce, natural gas, oil and NGLs; the amount of cash required or retained for debt service or repayment; amounts required to fund capital expenditures and working capital requirements; access to equity and debt markets; foreign currency exchange rates and interest rates; and the risk factors set herein and documents incorporated by reference herein.

The decision whether or not to pay dividends and the amount of any such dividends are subject to the discretion of the Board of Directors, which regularly evaluates Encana’s proposed dividend payments and the solvency test requirements of the CBCA. In addition, the level of dividends per common share will be affected by the number of outstanding common shares and other securities that may be entitled to receive cash dividends or other payments. Dividends may be increased, reduced or suspended depending on Encana’s operational success and the performance of its assets. The market value of the common shares may deteriorate if Encana is unable to meet dividend expectations in the future, and that deterioration may be material.

There can be no assurance as to the liquidity of the trading market for the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units or that a trading market for such securities will develop.

Prior to an offering of Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units, there will be no public market for such securities. There can be no assurance that an active trading market for the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units will develop or be sustained. Unless otherwise specified in the applicable prospectus supplements, there is no market through which the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units may be sold and purchasers may not be able to resell such securities purchased under this prospectus and the relevant prospectus supplement. This may affect the pricing of the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units in the secondary market, the transparency and availability of trading prices and the liquidity of such securities.

Credit ratings may not reflect all risks of an investment in the Debt Securities or the Class A preferred shares and may change.

Credit ratings may not reflect all risks associated with an investment in the Debt Securities or the Class A preferred shares. Any credit ratings applied to the Debt Securities or the Class A preferred shares are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of the Debt Securities or the Class A preferred shares. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed herein on the value of the Debt Securities or the Class A preferred shares. There is no assurance that any credit rating assigned to the Debt Securities or the Class A preferred shares will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. In addition, real or anticipated changes in the credit ratings can affect the cost of or terms on which we can issue the Debt Securities or the Class A preferred shares or obtain alternative financing.

Changes in interest rates may cause the market price or value of the Debt Securities and the Class A preferred shares to change.

Prevailing interest rates will affect the market price or value of the Debt Securities and the Class A preferred shares. The market price or value of the Debt Securities and the Class A preferred shares may decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

The Debt Securities may be subject to foreign currencies risk.

Debt Securities denominated or payable in foreign currencies may entail significant risk. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential liquidity in the secondary market. These risks will vary depending on the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

The Debt Securities will be effectively subordinated to certain indebtedness of our corporate and partnership subsidiaries and be subject to certain reorganization risk.

The Indenture permits us, at any time and from time to time, to complete reorganizations with any of our wholly-owned direct or indirect subsidiaries provided that certain conditions are met. In the event of any such reorganization, the Debt Securities may continue to be obligations of us in circumstances where our assets comprise (and are potentially limited to) our ownership interest in the subsidiaries through which our operations are thereafter conducted. Such subsidiaries, which following completion of a reorganization may hold all of the assets formerly held by us, are not restricted under the Indenture with respect to subsequent asset dispositions or incurring indebtedness. See “Description of Debt Securities — Covenants — Consolidation, Amalgamation, Merger and Sale of Assets”.

The Debt Securities will be our unsubordinated and unsecured obligations and, unless otherwise provided with respect to a series of Debt Securities, will rank equally with all of our other unsecured, unsubordinated obligations. We conduct a substantial portion of our business through corporate and partnership subsidiaries. Our obligations under the Debt Securities will be structurally subordinate to all existing and future indebtedness and liabilities, including trade payables, of any of our corporate and partnership subsidiaries.

In the event that any of the Securities are redeemable, purchasers of such Securities may be adversely impacted.

If any of the Securities are redeemable at our option, as set forth in the applicable prospectus supplement, we may choose to redeem such Securities from time to time, in accordance with our rights, including when prevailing interest rates are lower than the rates borne by such securities. If prevailing rates are lower at the time of redemption, a purchaser may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Securities being redeemed. Redemption rights may also adversely impact a purchaser’s ability to sell such Securities as the optional redemption date or period approaches.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code).

The applicable prospectus supplement will also describe certain Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, including, for investors who are non-residents of Canada, whether the payments of principal, interest or distributions, if any, on the Securities will be subject to Canadian non-resident withholding tax.

PLAN OF DISTRIBUTION

We may offer and sell Securities to or through underwriters or dealers and also may sell Securities directly to purchasers or through agents. The Securities may be offered and sold in the United States and elsewhere where permitted by law.

The distribution of Securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale; or

•	at prices related to such prevailing market prices to be negotiated with purchasers.

If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution and which may include sales of our common shares in transactions that are deemed to be “at-the-market” distributions, including sales made directly on the TSX and the NYSE or other existing trading markets for our common shares, and as may be set forth in an accompanying prospectus supplement. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid to us by the underwriters, dealers or agents.

Subject to any applicable securities legislation, and other than in relation to an “at-the-market” distribution, in connection with any offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level above that which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time.

In connection with the sale of Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting commissions under the United States Securities Act of 1933, as amended (the “Securities Act”).

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

The applicable prospectus supplement will also set forth the terms of the offering relating to particular Securities, including to the extent applicable, the initial offering price, our proceeds from the offering, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. Underwriters with respect to the particular Securities sold to or through underwriters will be named in the prospectus supplement relating to such Securities.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any offering of Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units will be a new issue of securities with no established trading market. Unless otherwise specified in a prospectus supplement, the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units will not be listed on any securities exchange or on any automated dealer quotation system. This may affect the pricing of the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units in the secondary market, the transparency and availability of trading prices, the liquidity of the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units and the extent of issuer regulation. Certain broker-dealers may make a market in the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that any broker-dealer will make a market in the Debt Securities, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts or share purchase units of any series or as to the liquidity of the trading market, if any, for such securities.

In compliance with the guidelines of the United States Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum underwriting compensation to be received by any FINRA member or independent broker-dealer may not exceed eight percent of the aggregate gross sales proceeds of any Securities offered hereby. In addition, if more than five percent of the net proceeds of any offering of Securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

RATIO OF EARNINGS TO FIXED CHARGES

This table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31							Six Months Ended June 30
	2011	2012		2013	2014	2015		2016
Ratio of earnings to fixed charges (1), (2)	1.0x	(6.9	)x	1.0x	7.4x	(10.5	)x	(6.3	)x

(1)

For purposes of calculating the ratio of earnings to fixed charges, (i) “earnings” means: net income (loss) before income taxes, income/loss from equity investees, fixed charges and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges and (ii) “fixed charges” consists of interest expensed, amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of interest in rental expense. Estimate of interest in rental expense is calculated as 30 percent of rental-related commitments which we believe is a reasonable approximation of interest factor.

(2)

The amount by which earnings were insufficient to cover fixed charges was approximately $4,831 million for the year ended December 31, 2012; $8,007 million for the year ended December 31, 2015; and $1,746 million for the six months ended June 30, 2016.

LEGAL MATTERS

The validity of the Debt Securities offered hereby and certain other United States legal matters related to the Securities being offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP. The validity of the common shares, Class A preferred shares, subscription receipts, warrants, units, share purchase contracts and share purchase units offered hereby and certain other Canadian legal matters related to the Securities being offered hereby will be passed upon for us by Blake, Cassels & Graydon LLP.

EXPERTS

PricewaterhouseCoopers LLP are our auditors and have advised that they are independent with respect to Encana within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States). PricewaterhouseCoopers LLP is located at: 111 5 Avenue S.W., Suite 3100, Calgary, Alberta, Canada T2P 5L3.

The audited annual consolidated financial statements of Encana Corporation incorporated by reference in this prospectus have been so incorporated in reliance on the audit reports which are also incorporated by reference in this prospectus, of PricewaterhouseCoopers LLP, Chartered Professional Accountants, as experts in auditing and accounting.

Information relating to reserves in our AIF and contingent resources in our Supplemental Disclosure Document was calculated based on evaluations of and reports on our natural gas, oil and NGLs reserves conducted and prepared by GLJ Petroleum Consultants Ltd., McDaniel & Associates Consultants Ltd. and Netherland, Sewell & Associates, Inc. as independent qualified reserves evaluators. GLJ Petroleum Consultants Ltd. is located at: 4100, 400 – 3 Avenue S.W., Calgary, Alberta, Canada T2P 4H2. McDaniel & Associates Consultants Ltd. is located at: 2200, Bow Valley Square 3, 255 – 5 Avenue S.W., Calgary, Alberta, Canada T2P 3G6. Netherland, Sewell & Associates, Inc. is located at: 2100 Ross Avenue, Suite 2200, Dallas, Texas, USA 75201-2737.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation incorporated under and governed by the CBCA. Some of our officers and directors, and some of the experts named in this prospectus, are Canadian residents, and many of our assets or the assets of our officers and directors and the experts are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our officers and directors and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

EXPENSES

The following is a statement of the estimated expenses, other than any underwriting discounts and commissions, that we expect to incur in connection with the issuance and distribution of the Securities registered under this Registration Statement:

SEC registration fee	US$	116,370
Printing expenses		*
Legal fees and expenses		*
Accountants’ fees and expenses		*
Miscellaneous		*

Total	US$	*

*        Information regarding the issuance and distribution of the Securities is not currently known, and will be provided in a prospectus supplement or as an exhibit to a Form 6-K or Form 8-K that is incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification

Under Section 124 of the Canada Business Corporations Act (the “CBCA”), Encana Corporation (“Encana”) may indemnify a present or former director or officer of Encana or another individual who acts or acted at Encana’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Encana or other entity. Encana may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of Encana, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Encana’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The aforementioned individuals are entitled to the indemnification described above from Encana as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. Encana may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met. Under the CBCA, Encana may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in their capacity as a director or officer of Encana, or in their capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at Encana’s request.

The by-laws of Encana provide that, subject to the limitations contained in the CBCA but without limit to the right of Encana to indemnify any person under the CBCA or otherwise, Encana shall indemnify a director or officer of Encana, a former director or officer of Encana, or another individual who acts or acted at Encana’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Encana or other entity, if the individual acted honestly and in good faith with a view to the best interests of Encana, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Encana’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Encana has entered into agreements with its directors and officers to indemnify them, to the extent permitted by law and subject to certain limitations, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect of any civil, criminal, administrative, investigative or other proceeding to which the director or officer was made a party by reason of being a director or officer.

The by-laws of Encana provide that Encana may, subject to the CBCA, purchase, maintain, or participate in insurance for the benefit of any director or officer of Encana, former director or officer of Encana, or another individual who acts or acted at Encana’s request as a director or officer, or an individual acting in a similar capacity, of another entity, as such against any liability incurred by him in his capacity as a director or officer of Encana or as a director or officer of another entity where he acts or acted in that capacity at Encana’s request. Encana has purchased third party director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling Encana pursuant to the foregoing provisions, Encana has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 10 for the undertakings of the Registrant with respect to indemnification for liabilities arising under the Securities Act.

Item 9. Exhibits

(a)	EXHIBITS: The following exhibits have been filed as part of this Registration Statement:

Exhibit Number	Description

1.1†	Form of Underwriting Agreement

4.1*	Trust Indenture, dated November 14, 2011, between Encana and The Bank of New York Mellon, as Trustee (incorporated by reference to Encana’s Form F-10 filed with the Commission on May 7, 2012).

4.2*	Specimen Common Share Certificate.

4.3†	Specimen Class A Preferred Share Certificate.

4.4†	Form of Subscription Receipt Agreement.

4.5†	Form of Warrant Agreement.

4.6†	Form of Unit Agreement.

4.7†	Form of Share Purchase Contract.

4.8†	Form of Share Purchase Unit Agreement.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

5.2	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 above).

23.3	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.2 above).

23.4*	Consent of GLJ Petroleum Consultants Ltd.

23.5*	Consent of McDaniel & Associates Consultants Ltd.

23.6*	Consent of Netherland, Sewell & Associates, Inc.

24.1*	Powers of Attorney (included on the signature page to the initial Registration Statement).

25.1*	Statement of Eligibility of the Trustee on Form T-1.

*Previously filed or incorporated by reference herein.

† To be filed as an exhibit to a post-effective amendment to this Registration Statement or as an exhibit to a report filed on Form 6-K or Form 8-K under the Securities Exchange Act of 1934 and incorporated herein by reference.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the U.S. Exchange Act that are incorporated by reference in the Registration Statement, or is contained in the form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement relating to the securities in this Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertake that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Encana Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 24th day of August, 2016.

ENCANA CORPORATION

By:	/s/ Douglas J. Suttles
Name: Douglas J. Suttles
Title: President & Chief Executive Officer

By:	/s/ Sherri A. Brillon
Name: Sherri A. Brillon
Title: Executive Vice-President & Chief
Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* Clayton H. Woitas	Chairman of the Board of Directors	August 24, 2016

* Douglas J. Suttles	President & Chief Executive Officer and Director (Principal Executive Officer)	August 24, 2016

/s/ Sherri A. Brillon Sherri A. Brillon	Executive Vice-President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 24, 2016

* Peter A. Dea	Corporate Director	August 24, 2016

* Fred J. Fowler	Corporate Director	August 24, 2016

* Howard J. Mayson	Corporate Director	August 24, 2016

* Lee A. McIntire	Corporate Director	August 24, 2016

* Margaret A. McKenzie	Corporate Director	August 24, 2016

* Suzanne P. Nimocks	Corporate Director	August 24, 2016

* Jane L. Peverett	Corporate Director	August 24, 2016

Signature	Capacity	Date

* Brian G. Shaw	Corporate Director	August 24, 2016

* Bruce G. Waterman	Corporate Director	August 24, 2016

*By:	/s/ Sherri A. Brillon Sherri A. Brillon	Attorney-in-Fact	August 24, 2016

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Encana Corporation in the United States, on this 24th day of August, 2016.

ALENCO INC.

By:	/s/ Sherri A. Brillon
	Name:	Sherri A. Brillon
	Title:	President

EXHIBITS

Exhibit Number	Description

1.1†	Form of Underwriting Agreement

4.1*	Trust Indenture, dated November 14, 2011, between Encana and The Bank of New York Mellon, as Trustee (incorporated by reference to Encana’s Form F-10 filed with the Commission on May 7, 2012).

4.2*	Specimen Common Share Certificate.

4.3†	Specimen Class A Preferred Share Certificate.

4.4†	Form of Subscription Receipt Agreement.

4.5†	Form of Warrant Agreement.

4.6†	Form of Unit Agreement.

4.7†	Form of Share Purchase Contract.

4.8†	Form of Share Purchase Unit Agreement.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

5.2	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 above).

23.3	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.2 above).

23.4*	Consent of GLJ Petroleum Consultants Ltd.

23.5*	Consent of McDaniel & Associates Consultants Ltd.

23.6*	Consent of Netherland, Sewell & Associates, Inc.

24.1*	Powers of Attorney (included on the signature page to the initial Registration Statement).

25.1*	Statement of Eligibility of the Trustee on Form T-1.

*Previously filed or incorporated by reference herein.

† To be filed as an exhibit to a post-effective amendment to this Registration Statement or as an exhibit to a report filed on Form 6-K or Form 8-K under the Securities Exchange Act of 1934 and incorporated herein by reference.